UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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TICC Capital Corp.
(Name of Registrant as Specified In Its Charter)

NexPoint Advisors, L.P.
Dr. Bob Froehlich
John Honis
Timothy K. Hui
Ethan Powell
William M. Swenson
Bryan A. Ward
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NexPoint Advisors Urges TICC Capital, Inc.’s Stockholders to Act to Protect their Interests and Investment in TICC

DALLAS, September 29, 2015 /PRNewswire/ -- NexPoint Advisors, L.P. (“NexPoint”) announced today it has released a letter to stockholders of TICC Capital, Inc. (the “Company”) (NASDAQ: TICC) urging them to act to protect their interests and investment in the Company, which letter is reproduced in full below:

URGENT: YOUR IMMEDIATE ACTION IS NECESSARY TO PROTECT YOUR RIGHTS AS A STOCKHOLDER OF TICC CAPITAL, INC.

September 29, 2015

RE: Special Meeting of TICC Capital Corp. to be held on October 27, 2015 (the “Special Meeting”)

Dear Fellow Stockholder:

NexPoint Advisors, L.P. (“NexPoint” or “we”) is a fellow stockholder of TICC Capital Corp. (NASDAQ: TICC) (the “Company”). We are writing you because we believe that, for the reasons described below, the Company’s current board of directors (the “Board”) has failed to act in your best interest. Accordingly, your immediate action is necessary to protect both your rights as a stockholder of the Company and your investment in the Company.

The Company is in the process of soliciting stockholder votes to approve at the Special Meeting certain proposals related to Benefit Street Partners, LLC’s acquisition of the Company’s current investment adviser, TICC Management, LLC. In our view, the Board has systematically ignored stockholder interests and failed to act in your best interest by:

•	Initially recommending the Benefit Street Partners transaction where 100% of the related consideration (which we believe to be at least $60 million and initially as high as $132 million prior to our involvement) would be paid to the existing management team rather than the Company’s stockholders;1

•	Refusing to engage us in any meaningful dialogue after we provided the Board multiple superior management proposals offering significant economic benefits for stockholders, as well as superior expertise in managing the Company’s investment strategy;

•	Continuing to support a revised advisory agreement with the current investment adviser that was only enhanced in reaction to our superior proposals; and

•	Still refusing to engage us after we further enhanced our proposals to create approximately $45 to $50 million of incremental value for stockholders over the next 10 years (based on the Company’s AUM as of June 30, 2015) that remains notably absent from the Benefit Street Partners proposal.

Since the Board’s actions to date indicate that their interests are more aligned with the Company’s incumbent management than with you as a stockholder, we have nominated a highly experienced alternative slate of

1 According to at least one industry analyst, the current revised arrangement with Benefit Street Partners could generate $60 million in payments to TICC Management, LLC. Assuming that the value of the concessions made by Benefit Street Partners in its revised proposal was deducted from the initial consideration offered by Benefit Street Partners, we estimate that the initial consideration offered by Benefit Street Partners could have been as high as $132 million, i.e., $60 million plus the estimated present value of the 50bps perpetual management fee concession (based on the company’s AUM as of June 30, 2015), which is $52 million, together with the $20 million of proposed purchases of Company shares. Notably, NexPoint’s current proposal still provides approximately $45 to $50 million of value to shareholders over the next 10 years compared to the proposed arrangement with Benefit Street Partners (based on the Company’s AUM as of June 30, 2015).

Board nominees who, if elected at the October 27 meeting, we believe will work in good faith to protect your rights and investment and, subject to their duties as directors, hire NexPoint as the Company’s investment adviser.

You should know that in addition to the Board’s apparent dereliction of duty in refusing to negotiate with NexPoint, the Secretary of the Company apparently attempted to disenfranchise you and your fellow stockholders by refusing to accept NexPoint’s validly delivered nomination of directors.

We believe that the Board and management’s conduct and the Company’s investment performance over at least the past five years are unacceptable and continue to be destructive to the value of your investment. Accordingly, NexPoint seeks your support at the Special Meeting to elect our nominees in opposition to those nominated by the current Board.

NexPoint’s proposal remains superior because, among other things, it:

•	Saves stockholders approximately $45-50 million in management fees over the next 10 years (based on the Company’s AUM as of June 30, 2015)

•	Proposes to preserve the Company’s current investment strategy, which is the strategy elected by stockholders (although NexPoint will consider revising such strategy should stockholders so desire);

•	Includes an industry-leading stockholder loyalty program where NexPoint will provide an additional 2% investment incentive to stockholders that invest through the program and hold the related shares for at least a year; and

•	Provides NexPoint’s superior expertise in managing the Company’s investment strategy.

On a separate but related note, shareholders should understand there is no competing proposal available to stockholders from TPG Specialty Lending, Inc. (“TSLX”). In our view, the sole way you can protect your interests and protect your investment NOW is to elect our nominees. Delaying the meeting creates the worst of all worlds where incumbent management and Board members remain in place, none of whom we believe has or will ever act in your best interest. For more detail on the numerous issues and weaknesses with TSLX’s non-binding preliminary proposal to the Company’s Board, which include, among others, TSLX’s lower dividend, higher fees and our superior expertise with respect to the Company’s investments, please see our prior press release on the TSLX proposal, available at https://www.sec.gov/Archives/edgar/data/1259429/000095010315007474/dp59815_dfan14a.htm, and the Q&A in our proxy statement (when available).

In our view, the sole avenue available at the Special Meeting to protect your interests and your investment in the Company is to elect our board nominees, who would then be immediately positioned to allow the Company to begin implementing our superior management proposal for the benefit of stockholders.

In order to protect your rights and investment, it is critical that you vote at the Special Meeting or via proxy:

•	“AGAINST” the Company’s proposals related to the Benefit Street Partners transaction;

•	“FOR” each of NexPoint’s six director nominees; and

•	“AGAINST” the Company’s proposal to adjourn the Special Meeting in the event that a quorum is present and the Company’s proposals do not receive sufficient votes.

We have filed our preliminary proxy statement and expect to have our proxy statement and BLUE proxy card mailed to you in the next several weeks. The preliminary proxy statement is publicly available at https://www.sec.gov/edgar.shtml. You should IGNORE any other proxy cards you receive from the Company, TSLX or others.

Your vote is important, no matter how many or how few shares you own. Every vote counts! Make your voice heard.

On September 23, 2015 we filed with the Securities and Exchange Commission our Preliminary Proxy Statement, which includes a series of questions and answers (the “Q&A”) to further inform and assist TICC stockholders. NexPoint urges TICC’s stockholders to carefully consider the Q&A together with the other information contained in its proxy statement upon their availability. If you have any further questions or require assistance voting your shares, please contact D.F. King & Co., Inc., who is assisting us, at their address and toll-free number listed below.

D.F. King & Co., Inc.	Stockholders Call Toll−Free at: 866-416-0556
48 Wall Street	Banks and Brokers Call Collect at: 212-269-5550
New York, NY 10005	Email: TICC@dfking.com

You may also contact NexPoint via email at TICCProxy@NexPointAdvisors.com.

Thank you for your support,
NexPoint Advisors, L.P.
By: NexPoint Advisors GP, LLC, its general partner

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Executive Vice President

* * * * *

About NexPoint Advisors, L.P.

NexPoint, together with its affiliates, currently manages approximately $22 billion in net assets and believes that its core competences are squarely within the Company's investment strategy.  NexPoint is affiliated, through common ownership, with Highland Capital Management, L.P. ("Highland"), and shares personnel and other resources with Highland.  Highland (together with its affiliates) is one of the world's most experienced alternative credit managers, tested by numerous credit cycles, specializing in credit strategies, such as a broad range of leveraged loans, high yield bonds, direct lending, public and private equities and CLOs.  Highland also offers alternative investment-oriented strategies, including asset allocation, long/short equities, real estate and natural resources.  If NexPoint is retained by the Company as its investment adviser, the Company will have access to all of Highland's capabilities and expertise.

Important Additional Information and Where to Find It

NexPoint has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the stockholders of the Company in connection with the matters to be considered at the Company’s Special Meeting of Stockholders to be held on October 27, 2015, including the election of NexPoint’s nominees for director: Dr. Bob Froehlich, John Honis, Timothy K. Hui, Ethan Powell, William M. Swenson and Bryan A. Ward (collectively, the “Nominees”). STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED BY NEXPOINT WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. When finalized, the proxy statement and proxy card will be mailed to all stockholders. The proxy statement and other relevant materials (when they become available), and any other documents filed by NexPoint with the SEC, may also be obtained free of charge at the SEC’s website at www.sec.gov. Free copies of the proxy statement and other relevant materials (when they become available) can be obtained from NexPoint on its website at www.nexpointadvisors.com or by contacting NexPoint by telephone at (972) 628-4100. This is not the Company’s or TSLX’s proxy statement.

Participants in the Solicitation

NexPoint and the Nominees are deemed to be participants in NexPoint’s solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s Special Meeting of Stockholders to be held on October 27, 2015. NexPoint is the beneficial owner of 100 shares of common stock of the Company and also proposes to become the Company’s investment adviser, for which it would receive advisory fees. Information regarding NexPoint and the Nominees, and their direct or indirect interests in the Company, by security holdings or otherwise, will be set forth in the proxy statement filed with the SEC by NexPoint.

Media Contact
Brian H. Schaffer
Prosek Partners
212-279-3115 229
bschaffer@prosek.com

D.F. King & Co., Inc.

Stockholders 866-416-0556

Bank and Brokers 212-269-5550

TICC@dfking.com